Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.

Dated: March 14, 2019

PAUL M. RADY

By:	/s/Paul M. Rady		Date:	March 14, 2019
Name: Paul M. Rady

GLEN C. WARREN, JR.

By:	/s/Glen C. Warren, Jr.		Date:	March 14, 2019
Name: Glen C. Warren, Jr.

ANTERO SUBSIDIARY HOLDINGS LLC

By:	/s/Glen C. Warren, Jr.		Date:	March 14, 2019
	Name:	Glen C. Warren, Jr.
	Title:	President, Chief Financial Officer and Secretary